CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-194902 on Form S-8 of our report dated March 16, 2015, relating to the consolidated financial statements of Aerohive Networks, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 16, 2015